EXHIBIT 16.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 22, 2008

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Defense Solutions Holding, Inc. -- SEC File No. 333-146290

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated December 22, 2008 of Defense Solutions Holding, Inc. and are in agreement with the statements about our firm contained in paragraphs one and two.  We have no basis to agree or disagree with other statements of the registrant contained in therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC